Exhibit 10.41

SEPARATION AND CONSULTING AGREEMENT

This Separation and Consulting Agreement is made and entered into as of the 24th day of January, 2007, by and between SPECIALIZED HEALTH PRODUCTS, INC., a Utah corporation (“SHPI”), and KEITH MERRELL (“Merrell”).

RECITALS

A.          On or about January 1, 2002, SHPI and Merrell entered into a written Employment Agreement. Pursuant to the terms of that Employment Agreement, Merrell has been employed by SHPI as its Controller.

B.           The parties have concluded that SHPI should seek a new Controller and terminate Merrell’s regular, full-time employment.

C.           In order to assure an orderly transition, SHPI is willing to provide Merrell with severance pay beyond what he may be entitled to under his Employment Agreement in consideration for his being reasonably available through the end of 2007 to provide consulting services as SHPI may request.

D.          The parties also wish to mutually release all claims, known or unknown, which they may have against each other.

NOW, THEREFORE, the parties agree as follows:

1.           Voluntary Resignation: Merrell hereby resigns voluntarily from his employment with SHPI effective the 15th day of January, 2007 (the “Termination Date”), and relinquishes his title of Controller.

2.           Accrued Salary, Vacation, and Expenses: On or before Termination Date, SHPI shall pay Merrell all unpaid salary and unused, accrued vacation due through the Termination Date in accordance with SHPI’s policy. Merrell will receive the full bonus he is entitled to under the 2006 Executive Bonus Plan upon completion of the audited 2006 financials. SHPI has reimbursed Merrell for all reasonable and necessary business expenses he incurred through the Termination Date.

3.           Return of Company Property: Merrell shall gather up and return all property of SHPI in his possession or control by the Termination Date, including but not limited to, SHPI’s telephone card, electronic or other equipment, building or equipment keys, and all proprietary and confidential material. At the end of the Consulting Period, as hereinafter defined, Merrell agrees to immediately cease use of SHPI’s voice mail and his SHPI e-mail address. The parties agree that Merrell may keep his company laptop computer with accessories and SHPI cell phone, but SHPI will terminate the service as of the Termination Date. Merrell agrees that he will submit any documentation and provide any assistance SHPI may need, including payment to SHPI for unauthorized charges or expenses to reconcile SHPI’s credit card account or any outstanding business or travel expenses.

4.           Consulting Agreement: Effective on the Termination Date, and continuing until January 1, 2008, or until terminated earlier in accordance with this Agreement (“Consulting Period”), Merrell shall make himself reasonably available on company premises during normal business hours (8:00 a.m. to 6:00 p.m.), so long as Merrell’s consulting during normal business hours does not conflict with Merrell’s full-time employment, up to ten hours per week for the first three months of the Consulting Period and five hours per week for the remainder of the Consulting Period to provide advice and consultation within his area of expertise under the direction of the company’s CFO or Controller, including but not limited to preparing for the Company’s year-end audit, preparing the Company’s Form 10-KSB including preparation of the compensation tables pursuant to the latest SEC requirements, filing SHPI tax returns and other duties as requested from time to time by the Board of Directors of SHPI or other designated members of management. The Parties agree that Merrell may work more than ten hours per week for the first three months, which additional hours and schedule shall be approved by the company’s CEO or CFO and shall be credited against future work hours during the Consulting Period. Merrell also agrees not to take any company property off company premises. The Consulting Agreement shall be subject to the following conditions:

a.            Other Commitments: SHPI acknowledges that Merrell may seek and accept employment and other opportunities elsewhere during the Consulting Period subject to the limitations set forth in this Agreement, and SHPI will make every reasonable effort to accommodate Merrell’s other commitments in requesting consulting services under this Agreement. SHPI and Merrell will make every reasonable effort to request and provide, respectively, consulting services at mutually convenient times. However, the parties agree that requests for consulting services shall not interfere with or impede Merrell’s other employment or opportunities.

b.           No Authority: During the Consulting Period, Merrell shall have no authority to act on behalf of SHPI or to enter into any agreement or obligation without the express prior authorization of the Board of Directors or an Executive Officer of the Company.

c.            No Offset for Other Income: The compensation provided under this Agreement during the Consulting Period shall not be offset by any income Merrell earns from any other source.

d.           Trade Secrets and Unfair Competition: Merrell acknowledges that he has been entrusted with access to SHPI’s most valuable trade secrets and proprietary data and that he has signed a Confidentiality Agreement acknowledging the same. Confidential information consists of all information pertaining to the business of SHPI that is not generally known to the public at the time made known to you. It includes, but is not limited to, trade secrets; secret, or proprietary information; information protected by the attorney/client privilege; marketing, research, trading portfolio and sales and vendor information; computer passwords and program designs; proprietary computer software designs and hardware configurations; proprietary technology, new product and service ideas; business, pricing, and marketing plans; customer, prospect, vendor and personnel lists; financial and other personal information regarding SHPI’s customers and employees; confidential information about other companies and their products; and all information expressly designated as “proprietary,” “SHPI Confidential,” “SHPI Highly Confidential,” “SHPI Restricted,” or “SHPI Internal Use Only.” Merrell will not disclose in any manner any confidential information. The parties agree that any confidentiality or employee agreement relating to confidentiality signed by Merrell during his employment remains in full force and effect.

e.            Termination of Consulting: SHPI may terminate the Consulting Period at any time and discontinue all pay in the event that Merrell commits a material breach of his obligations under this Agreement, fails to cooperate or make himself reasonably available, or engages in misconduct.

5.           Consulting Compensation: In consideration for Merrell being available to consult during the Consulting Period, SHPI shall provide Merrell the following pay and benefits:

a.            Salary: SHPI shall continue paying Merrell’s base salary at the rate of $10,232.92 per month through December 31, 2007. The salary shall be payable through SHPI’s regular payroll, minus appropriate withholding and payroll deductions.

b.           Health Coverage: SHPI shall provide Merrell the opportunity, commencing on the Termination Date to elect to continue his coverage under SHPI’s group health plans pursuant to COBRA. SHPI will pay for Merrell’s health coverage during the Consulting Period.

c.            Stock Awards: The stock awards to Merrell for common stock of SHPI which remain outstanding for the number of shares and granted on the date indicated are:

Date Granted	Number of Shares

10/19/04	105,882
2/23/05	35,000
8/3/06	58,474

The stock awards shall continue to vest in accordance with their terms during the Consulting Period. Any unvested stock awards shall vest in full on January 1, 2008, so long as Merrell does not commit a material breach of his obligations under this Agreement, or engage in misconduct. Merrell’s services to SHPI under this Agreement during the Consulting Period shall constitute “continuous service” for purposes of SHPI’s stock incentive plan and Merrell’s restricted stock agreements.

6.           Mutual Release of All Claims: Merrell and SHPI agree that this Agreement constitutes a full and final settlement of any and all claims they may have against each other. Concurrently with the execution of this Agreement, Merrell shall also execute the Employee Acknowledgment and Release attached as Exhibit “A,” in accordance with its terms and this Agreement shall not take effect until the Employee Acknowledgment and Release has taken effect.

7.           Confidentiality of Agreement: Merrell and SHPI shall keep the existence of and the terms of this Agreement in the strictest confidence and not reveal this Agreement to any person, except that Merrell may disclose it to his spouse and both parties may make necessary disclosures to their accountants and attorneys, provided the recipient of any such disclosure maintains confidentiality. The parties may also make such disclosures as are required by law, or by a subpoena or court order.

8.           No Solicitation: During the Consulting Period, Merrell shall not directly or indirectly solicit or induce, or attempt to solicit or induce, any employee or consultant of SHPI to terminate their employment or cease rendering services to SHPI.

9.           Non-Disparagement: Merrell shall refrain from making any false or disparaging remarks about SHPI and its personnel, products, and services. SHPI will direct management of the Company to refrain from making any false or disparaging remarks about Merrell or his character, abilities, and work performance. If asked about the circumstances surrounding Merrell’s separation from employment, the parties may state that Merrell left SHPI by mutual agreement on amicable terms. In response to inquiries about Merrell from prospective employers, SHPI shall confirm only Merrell’s titles, dates of employment, and salary information released to prospective employers by Merrell. Merrell should refer prospective employers to Riley Astill at (801) 298-3360 for employment verifications.

10.         Non-Admission: Neither Merrell nor SHPI admits any wrongdoing or liability. If this Agreement is not executed or does not become effective for any reason, it shall be null and void.

11.         Amendment: This Agreement can be modified or amended only in a subsequent written document signed by both Merrell and SHPI. A waiver of any breach of this Agreement shall not constitute a waiver of any future breach.

12.         Withholding: All payments to Merrell under this Agreement shall be subject to appropriate withholding and payroll deductions as required by applicable law or SHPI policy.

13.         Cooperation in Litigation: At SHPI’s request, Merrell agrees to assist, consult with, and cooperate with SHPI in any litigation, or administrative proceeding or inquiry that involves SHPI about which Merrell has any knowledge or information, subject to reimbursement for Merrell’s reasonable, out-of-pocket expenses for items such as travel, meals, lodging, and telephone calls.

14.         Inventions: Merrell acknowledges that inventions that he made or conceived during employment with SHPI, or during the Consulting Period, are SHPI exclusive property to the extent that any such ideas, writings, inventions, products, methods, techniques, discoveries, improvements, and technical or business innovations (the “Inventions”), whether or not patentable or copyrightable and whether conceived of solely or jointly, (i) were along the lines of the business or work of any of SHPI; (ii) resulted from or were suggested by any work that Merrell did for SHPI; (iii) were made or conceived using equipment or other materials of SHPI; or (iv) were made or conceived during regular hours of work. Merrell agrees to execute any necessary paperwork and to provide all other reasonable assistance requested by SHPI to enable SHPI to obtain, maintain, or enforce in themselves or their nominees, patents, copyrights, trademarks, or other legal protection on the Inventions. Any Work Product Agreement signed by Merrell during the course of his employment with SHPI remains in full force and effect.

15.         Severability: If any provision of this Agreement is found to be invalid, all other provisions shall remain in effect.

16.         Successors: SHPI shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation, or otherwise, to all or substantially all the business or assets of SHPI to assume SHPI’s obligations under this Agreement.

17.         Entire Agreement: Sections 5 through 9 of Merrell’s Employment Agreement executed in December 2001 remain in full force and effect. This Agreement and the documents it preserves or incorporates shall constitute the entire Agreement between the parties and supersede all other agreements whether oral, written, or implied, regarding the subject matter hereof, including without limitations, Merrell’s Employment Agreement.

18.         Counterparts: This Agreement may be executed in one or more counterparts, and the signature pages may be transmitted by facsimile, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

19.         Voluntary Agreement: Merrell has entered into this Agreement freely and voluntarily after having been advised to seek advice of legal counsel and having had adequate opportunity to do so.

This Agreement is a binding, legal document, and the parties agree to be bound by the terms hereof as evidenced by their signatures below.

/s/ Keith Merrell
Keith Merrell

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.

/s/ Jeff Soinski
Jeff Soinski
President & CEO

EXHIBIT A

Employee Acknowledgment and Release

In consideration of SHPI’s execution of the Separation and Consulting Agreement, to which this Release is attached (the “Agreement”), and except with respect to SHPI’s obligations arising under or preserved in the Agreement, Keith Merrell (“Merrell”), for and on behalf of himself and his heirs and assigns, hereby waives and releases SHPI and its affiliates; its successors and assigns; and their shareholders; partners; officers; directors; employees; agents; and employee benefit plans and the trustees, fiduciaries and administrators of such plans (collectively referred to as the “SHPI Released Parties”), from any and all claims, charges, damages and liabilities, known or unknown, that exist or have existed up to and including the date you sign this letter or that relate to your termination from employment with SHPI including but not limited to wrongful discharge claims; breach of contract claims; claimed violations of fair employment practices, anti-discrimination, or civil rights laws (including but not limited to any claims of discrimination on the basis of race, sex, pregnancy, age, religion, national origin, sexual orientation or sexual preference, handicap, disability, veteran status or any other protected classification); claimed violations of the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age); the National Labor Relations Act, the Civil Rights Act of 1991; the Americans With Disabilities Act of 1990; Title VII of the Civil Rights Act of 1964, including retaliation claims; claims under the Family and Medical Leave Act (“FMLA”) or any other federal or state law concerning leaves of absence; claims under the Worker Adjustment and Retraining Notification (“WARN”) Act; claims under the Employee Retirement Income Security Act (ERISA), other than claims against an employee benefit plan seeking payment of a vested benefit under the terms of that plan; privacy claims; defamation claims; tort claims; statutory claims; constitutional claims; claims for wages, bonuses, incentive compensation, stock payments or appraisal rights, phantom stock payments, or any other compensation or benefits; and claims for compensatory or punitive damages or attorney’s fees.

Merrell acknowledges that he has not filed any complaint, charge, claim or proceeding against any of the SHPI Released Parties before any local, state or federal agency, court or other body relating to his employment or the resignation thereof (each individually a “Proceeding”). Merrell represents that he is not aware of any basis on which such a Proceeding could reasonably be instituted.

You are encouraged to take a reasonable period of time to consider this letter and are expressly advised to consult with an attorney regarding this release of claims. You may take up to twenty-one (21) days from the date of this letter to sign and return this letter. After you have signed this letter, you have seven (7) days to reconsider the matter and, if you wish, to revoke your acceptance of this Release. Regardless of whether you choose to accept the terms of this agreement, your employment will be terminated as of the Termination Date set forth in the Separation and Consulting Agreement referred to herein.

IN WITNESS WHEREOF, Merrell, intending to be legally bound, has executed this Release on this 24th day of January, 2007.

/s/ Keith Merrell
Keith Merrell

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